Exhibit 10.2

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Executive Employment and Severance Agreement (the “Agreement”) is entered into between Carl E. Smith (“Executive”), and MEDecision, Inc. (the “Company”).

WHEREAS, the Executive was previously employed by the Company in a key employee capacity prior to the acquisition of MEDecision by Health Care Service Corporation, a Mutual Legal Reserve Company (the “Merger”); and

WHEREAS, the Executive’s continued services to the Company are valuable to the conduct of the Company’s business; and

WHEREAS, the Company and Executive desire to specify the terms and conditions on which Executive will continue employment on and after the date of the Merger, and under which Executive will receive severance in the event that Executive separates from service with the Company;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.             Effective Date; Term.  This Agreement shall become effective on the date of the Merger and shall continue unless terminated by agreement of the parties or as otherwise provided herein.  In the event the Merger does not close, this Agreement shall have no force or effect.

2.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)           “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; and (iv) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)           “Base Salary” shall mean the Executive’s annual base salary with the Company as in effect from time to time.

(c)           “Board” shall mean the Board of Directors of the Company or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.

(d)           “Business” shall mean the provision of software, services and clinical content to health care payer organizations to increase administrative efficiency and improve the overall quality and affordability of health care.

(e)           “Cause” shall mean a good faith finding by the Board that Executive has (i) neglected, or refused to perform the lawful employment duties related to his position or as from time to time assigned to him (other than due to Disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.

(f)            “Change in Control” shall mean the occurrence of any of the following in a transaction or series of related transactions:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities;

(ii)           a consolidation, share exchange, reorganization or merger of the Company resulting in the shareholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s stock outstanding immediately following such event;

(iii)          the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a state or federal bankruptcy proceeding; or

(iv)          any similar event deemed by the Board to constitute a Change in Control.

A transaction, or series of related transactions, shall not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person or persons who controlled the Company, directly or indirectly, immediately before such transaction.

(g)           “COBRA” shall mean the provisions of Code Section 4980B.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(i)            “Competitive Business Activity” shall mean any business activity (other than the Business) in which the Company or any affiliate of the Company is actively engaged at the time of Executive’s Termination.

(j)            “Disability” shall mean, subject to applicable law, any medically determinable physical or mental impairment that (i) renders Executive unable to perform the duties of his position with the Company and (ii) is expected to last for a continuous period of not less than six months, all as certified by a physician reasonably acceptable to the Company or its Successor.

(k)           “ERISA Affiliate” means with respect to Company each corporation or trade or business considered to be a single employer with Company under Code Sections 414(b) or 414(c).

(1)           “General Release” shall mean a release of all claims that Executive, and anyone who may succeed to any claims of Executive, has or may have against the Company, its board of directors, any of its subsidiaries, affiliates or parent, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors (including the Successor), fiduciaries, or attorneys, including but not limited to claims arising out of Executive’s employment with, and termination of employment from, the Company, but excluding claims for (i) severance payments and benefits due pursuant to this Agreement and (ii) any salary, bonus, equity, accrued vacation, expense reimbursement and other ordinary payments or benefits earned or otherwise due with respect to the period prior to the date of any Termination.

(l)            “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material change in the geographic location at which the Executive must perform services; or (v) a material breach by the Company of any provisions of this Agreement.

(m)          “Termination” means a termination of Executive’s employment with Company and all its ERISA Affiliates for any reason, provided that such termination of employment qualifies as a separation from service for purposes of Code Section 409A and the default rules of Treas.  Reg. §1.409A- 1(h).

(n)           “Severance Payment” shall mean one (1) year of the Executive’s  Base Salary at the time of the Termination Date; provided, that if Executive’s Termination Date occurs within one (1) year following a Change in Control (not including the Merger for this purpose), the Severance Payment shall mean two (2) years of the Executive’s Base Salary and any reduction in Executive’s Base Salary since the date of the Change in Control shall be ignored.

(o)           “Successor” shall mean the person to which this Agreement is assigned upon a Sale of Business within the meaning of Section 10.

(p)           “Termination Date” shall mean the date on which Executive incurs a Termination, as further described in Section 4.

3.             Employment of Executive

(a)           Position.

(i)            Executive shall serve in the position of Executive Vice President and Chief Financial Officer in a full-time capacity.  In such position, Executive shall have such duties and authority as is customarily associated with such position and shall have such other titles and duties, consistent with Executive’s position, as may be assigned from time to time by the Board and/or Executive’s direct supervisor.

(ii)           Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; further provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 7.

(b)           Base Salary.  The Company shall pay Executive a Base Salary at the annual rate of $264,000, payable in regular installments in accordance with the Company’s usual payroll practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the Board.

(c)           Cash and Incentive Plans.  Executive shall be entitled to participate in such annual and/or long-term cash incentive plans and programs adopted by the Company as are generally provided to the senior executives of the Company from time to time.  The amounts, timing, and the terms and conditions of such awards shall be subject to the terms of the plan under which such award is made.

(d)           Employee Benefits.  Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual and/or long-term cash incentive programs, which are addressed in subsection (c)) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of the Company.

(e)           Business Expenses.  The reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

(f)            Other Perquisites.  Executive shall be entitled to receive other benefits and perquisites as are generally provided to the senior executives of the Company from time to time.

4.             Termination of Employment.  Executive’s employment with the Company will terminate during the term of the Agreement, and this Agreement will terminate on the date of such termination, as follows:

(a)           Executive’s employment will terminate upon Executive’s death.

(b)           Executive’s employment will terminate, at the Company’s election, upon the occurrence of the Executive’s Disability, unless otherwise prohibited by law.

(c)           The Company may terminate Executive’s employment with or without Cause (other than as a result of Disability as described above) by providing written notice to Executive that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(d)           Executive may terminate his employment for or without Good Reason by providing written notice of termination to the Company that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination.  If Executive is alleging a termination for Good Reason, Executive must provide written notice to the Company of the existence of the condition constituting Good Reason within sixty (60) days of the initial existence of such condition, and the Company must have a period of at least thirty (30) days following receipt of such notice to cure such condition.  If the Company does not cure the condition within such thirty-day period, Executive’s termination of employment from the Company shall be effective on the date immediately following the end of such cure period.

5.             Payments upon Termination.

(a)           Entitlement to Severance.  Subject to the other terms and conditions of this Agreement, Executive shall be entitled to the Accrued Benefits, and to the severance benefits described in subsection (c), in either of the following circumstances while this Agreement is in effect:

(i)            Executive’s employment is terminated by the Company without Cause, except in the case of death or Disability; or

(ii)           Executive terminates his employment with the Company for Good Reason.

If Executive dies after receiving a notice by the Company that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the Accrued Benefits and the severance benefits described in subsection (c) at the same time such amounts would have been paid or benefits provided to Executive had he lived.

(b)           General Release Requirement.  As an additional prerequisite for receipt of the severance benefits described in subsection (c), Executive must execute, deliver to the Company, and not revoke (to the extent Executive is allowed to do so) a General Release.

(c)           Severance Benefits; Timing and Form of Payment.  Subject to the limitations imposed by Section 6, if Executive is entitled to severance benefits, then:

(i)            The Company shall pay Executive the Severance Payment in a lump sum within ten (10) days following the Executive’s Termination, or if later, the date on which the General Release is no longer revocable; and

(ii)           Executive shall be entitled to pay premiums for COBRA continuation coverage for the length of such coverage at the same rate as is being charged to active employees for similar coverage.

All payments shall be subject to payroll taxes and other withholdings in accordance with the Company’s standard payroll practices and applicable law.

(d)           Other Termination of Employment.  If Executive’s employment terminates for any reason other than those described in subsection (a), the Executive (or the Executive’s estate, heirs and beneficiaries in the event of his death), shall be entitled to receive only the Accrued Benefits.

6.             Limitations on Severance Payments and Benefits.  Notwithstanding any other provision of this Agreement to the contrary, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith.  For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein.

7.             Covenants by Executive.

(a)           Confidentiality and Non-Disclosure.  Executive acknowledges that by virtue of his employment with the Company, he has and will in the future be exposed to or has had or may have access to confidential information of Company or its affiliates regarding its or their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, analytical processes, methodologies, business practices, financial information or projections, customer lists or records, customer information, employee records, mark-ups, project materials, marketing techniques, supplier information, accounting methodologies, creations or other information that gives, or may give, the Company or its affiliates an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information that was in the public domain when acquired or developed by the Company, or that subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant).  Executive further acknowledges that it would be possible for  Executive, upon termination of his employment with the Company, to use the Proprietary Information to benefit other individuals or entities, and that to the extent Executive engages in any Competitive Business Activity for himself or others following his Termination it is highly likely that such activity would inevitably require his use or disclosure of Proprietary Information.  Executive acknowledges that the Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with the Company.  Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, anywhere in the world, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of the Company or pursuant to a validly issued and enforceable court or administrative order.  In the event that any court, administrative hearing officer or other judicial or governmental representative shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify the Company of the same and cooperate with the Company to obtain appropriate protective orders in respect thereof.  Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information as the Company may reasonably request.

(b)           Non-Competition/Non-Solicitation.

(i)            During Executive’s employment with the Company and for a period of one (1) year following Executive’s Termination, or for a period of two (2) years if Executive receives a Severance Payment due to a Termination Date that occurs within one (1) year following a Change in Control, Executive agrees not to directly or indirectly engage, or assist any business or entity, in Competitive Business Activity in any capacity, including without limitation as an employee, officer, or director of, or consultant or advisor to, any person or entity engaged directly or indirectly in a business which engages in Competitive Business Activity, in North America or anywhere that the Company or its Successor does business at the time of Executive’s Termination, without the written consent of the Board.

(ii)           During Executive’s employment with the Company and for a period of one (1) year following Executive’s Termination, or for a period of two (2) years if Executive receives a Severance Payment due to a Termination Date that occurs within one (1) year following a Change in Control, Executive agrees not to, in any form or manner, directly or indirectly, on his own behalf or in combination with others (1) solicit, induce or influence any customer, supplier, lender, lessor or any other person with a business relationship with the Company to discontinue or reduce the extent of such business relationship, or (2) recruit, solicit or otherwise induce or influence any employee of the Company to discontinue their employment with the Company.

(c)           Non-disparagement.  During Executive’s employment with the Company and for a period of one (1) year following Executive’s Termination, or for a period of two (2) years if Executive receives a Severance Payment due to a Termination Date that occurs within one (1) year following a Change in Control, Executive agrees not to make any statements or take any actions that are intended to or that would reasonably be expected to harm or adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

(d)           Disclosure and Assignment to the Company of Inventions and Innovations.

(i)            Executive agrees that all materials, inventions, discoveries, improvements or the like that Executive, individually or with others, may originate, develop or reduce to practice while employed with the Company relating to the business or products of the Company, the Company’s actual or demonstrably anticipated research or development or any work performed by Executive for the Company (individually, a “Creation” and collectively, the “Creations”) shall, as between the Company and Executive, belong to and be the sole property of Company.  Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation.  Executive further agrees, without further consideration, to promptly disclose each such Creation to the Company and to such other individuals as the Company may direct.  Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Company or any client of the Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Company or any client of the Company, as appropriate, may choose.  Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Company, provided that the Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony.

(ii)           The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates to (A) the business of the Company or (B) any actual or reasonably anticipated research or development of the Company or (ii) the Creation results from any work performed by Executive for the Company.

(e)           Remedies Not Exclusive.  In the event that Executive breaches any terms of this Section 7, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable.  The Company, upon Executive’s breach of this Section 7, shall therefore be entitled (in addition to and without limiting any other remedies that the Company may seek under this Agreement or otherwise at law or in equity) to (1) seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 7, and for such further relief as the court may deem just or proper in law or equity, and (2) in the event that the Company shall prevail, its reasonable attorneys fees and costs and other expenses in enforcing its rights under this Section 7.

(f)            Severability of Provisions.  If any restriction, limitation, or provision of this Section 7 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law.  If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect.  The provisions of this Section 7 are each declared to be separate and distinct covenants by Executive.

8.             Notice.  Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive and to the Company with attention to the Chief Executive Officer of the Company and the General Counsel of the Company as provided below.  Either party may change its address by written notice in accordance with this paragraph.

In the case of the Company, to:	Human Resources
MEDecision, Inc.
601 Lee Road
Wayne, PA 10987

And in the case of Executive, to:

9.             Set Off: Mitigation.  The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company.  However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10.           Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.  If the Company experiences a Change in Control, or otherwise sells, assigns or transfers all or substantially all of its business and assets to any person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and the Company shall cause such person, by written agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be the Termination Date.  In case of such assignment by the Company and of assumption and agreement by such person, as used in this Agreement, “the Company” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person.  Executive shall, in his discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a successor to the Company, and the Company (as so defined) in any action to enforce any rights of Executive hereunder.  Except as provided in this Section 10, this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

11.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be mutually resolved by the Executive and the Company, including any dispute as to the calculation of the Executive’s Benefits, Base Salary, Bonus Amount or any Severance Payment hereunder, or any dispute regarding the existence of Cause or Good Reason in connection with any Termination hereunder, shall be submitted to arbitration in Chicago, Illinois, in accordance with the procedures of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12.           Applicable Law and Jurisdiction.  This Agreement is to be governed by and construed under the laws of the United States and of the State of Illinois without resort to Illinois choice of law rules.  Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Illinois and specifically waives any and all objections to such jurisdiction and venue.

13.           Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

14.           Invalid Provisions.  Subject to Section 7(d), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.

15.           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.           Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference.  This Agreement otherwise supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17.           Modification.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Company and Executive.

18.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

		By:	MEDecision, Inc.

Date:	6-17-2008		Its:	/s/ David St.Clair, CEO

Date:	6-17-2008		/s/ Carl E. Smith
CARL E. SMITH